Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”), dated June 11, 2008 is between CREDENCE SYSTEMS CORPORATION (the “Company”) and RANCE HALE (“Executive”).

I.	POSITION AND RESPONSIBILITIES

A. Position. Executive is employed by the Company to render services to the Company in the position of Senior Vice President, Manufacturing Operations. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

B. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

C. No Conflict. Executive represents and warrants that his execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II.	COMPENSATION AND BENEFITS

A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an annual base salary of Two Hundred Seventy-seven Thousand Dollars ($277,014) (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

B. Bonus. Executive shall be eligible for an annual target incentive bonus equal to Sixty Percent (60%) of his then-current Base Salary (“Target Bonus”), based on Executive’s achievement of performance objectives determined by the Company.

C. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

D. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

III.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A. At-Will Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein

B. Terminations of Employment. For all purposes under this Agreement, “termination” shall mean a “separation from service” as that term is defined in Code Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance, and other forms of the word “termination” as used herein, such as “terminate” and “terminated”, shall be construed accordingly. The payment of any amounts to Executive following his termination of employment shall be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following his termination of employment will be paid on the first business day following the expiration of such six (6) month period.

C. Separation Benefits. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that the Company terminates Executive’s employment at any time, Executive will be eligible to receive the following benefits (collectively, “Separation Benefits”):

1. an amount equal to (i) One Hundred Percent (100%) of Executive’s then-current Base Salary, plus (ii) One Hundred Percent (100%) of Executive’s annual Target Bonus, with payments to commence within ninety (90) days following Executive’s termination of employment and to be payable in substantially equal monthly installments over the twelve (12) month period following the date of such termination (“Salary Continuation Period”);

2. continued vesting of Executive’s stock options until the earlier of (a) the end of the Salary Continuation Period or (b) the date Executive begins other employment, and a period of twelve (12) months thereafter to exercise such vested options; provided, however, that the continued vesting and exercisability of Executive’s options shall not extend beyond the earlier of the original maximum term of the option or 10 years from the date of grant of such stock option; and

3. if Executive elects to continue his medical coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall pay the premiums for

Executive’s COBRA coverage until the earlier of (a) the end of the Salary Continuation Period or (b) the date Executive becomes covered under another employer’s health plan.

Notwithstanding the foregoing, if Executive begins other employment during the Salary Continuation Period, all vesting of Executive’s stock options shall cease. Executive shall not be eligible to participate in the Company’s deferred compensation, cash or deferred arrangement under Code Section 401(k), or employee stock purchase plans during the Salary Continuation Period.

Executive’s eligibility for the foregoing Separation Benefits is conditioned on (a) Executive remaining available during the Salary Continuation Period to consult with the Company regarding matters for which he previously had responsibility as a Company executive; (b) Executive having first signed a release agreement in the form attached as Exhibit A and within the time limits prescribed under such release agreement, and (c) Executive’s agreement not to compete with the Company, or its successors or assigns, during the Salary Continuation Period. If Executive engages in any business activity competitive with the Company or its successors or assigns during the Salary Continuation Period, all Separation Benefits immediately shall cease.

IV.	OTHER TERMINATIONS BY COMPANY

A. Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

B. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

V.	CHANGE OF CONTROL

A. “Change of Control.” For purposes of this Agreement, “Change of Control” shall include any of the following transactions:

1. a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

2. the sale, transfer or other disposition of all or substantially all of the assets of the Company;

3. the complete liquidation or dissolution of the Company;

4. any merger or series of related transactions culminating in a merger (including, but not limited to, a tender offer followed by a merger) in which the Company is the surviving entity, but (a) the shares of the Common Stock of the Company outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (b) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

5. acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company.

B. Termination Following a Change of Control. If the Company terminates Executive’s employment in the absence of Cause, Death, or Disability, and within twelve (12) months following a Change of Control, Executive will be eligible to receive the Separation Benefits provided in Section III(C) above, subject to the conditions set forth therein, and, in lieu of the continued stock option vesting provided under Section III(C)(3), Executive would receive full accelerated vesting, effective as of the date of such termination, of any unvested stock options, and twelve (12) months following the end of the Salary Continuation Period to exercise such options; provided, however, that the exercisability of Executive’s stock options shall not extend beyond the earlier of the original maximum term of the option or 10 years from the date of grant of such stock option.

VI.	TERMINATION BY EXECUTIVE

A. At-Will Termination By Executive. Executive may terminate his employment with the Company at any time for any reason or no reason at all, upon four (4) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four (4) week notice period. Thereafter all obligations of the Company shall cease.

B. Termination for Good Reason After Change of Control. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within ninety (90) days of the event constituting Good Reason and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by the Company without the consent of Executive, and (ii) such event occurs after a Change in Control: (A) a change in Executive’s position with Employer which materially reduces Executive’s level of responsibility; (B) a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (C) a relocation of Executive’s principal place of employment by more than fifty miles. In such event Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive the Separation Benefits provided in Section III(C) above, subject to the conditions set forth therein.

VII.	TERMINATION OBLIGATIONS

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VIII.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A. Proprietary Information Agreement. Executive acknowledges that he has signed and remains bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

B. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (a) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (b) solicit or otherwise induce any person employed by the Company to terminate his employment.

C. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

IX.	ARBITRATION

Executive agrees to sign and be bound by the terms of the Company’s Arbitration Agreement, which is attached as Exhibit C.

X.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

XI.	ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XII.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

Executive’s Notice Address:

XIII.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIV.	TAXES

All amounts paid under this Agreement (including without limitation Base Salary, Bonus, or Separation Benefits) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

XV.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XVI.	INTERPRETATION

A. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular. This Agreement is intended to comply with the provisions of Code Section 409A, and the Company reserves the right to amend this Agreement in its discretion in order to make the Agreement comply with Code Section 409A; provided, however, that the Company makes no representation that the amounts payable under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to amounts payable under this Agreement or to mitigate its effects on any payments made under this Agreement.

XVII.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits B and C, shall survive the termination of employment and the termination of this Agreement.

XVIII.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XIX.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XX.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Executive Proprietary Information and Inventions Agreement attached as Exhibit B, the Arbitration Agreement attached as Exhibit C, and the Stock Plan and Stock Option Agreement of the Company). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XXI.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CREDENCE SYSTEMS CORPORATION	RANCE HALE

Signature	Signature

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